UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2022

CITRINE GLOBAL, CORP.

Delaware	000-55680	68-0080601
(State or Other Jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

2 Jabotinsky St., Atrium Tower, Ramat Gan , Israel	4655102
(Address of Principal Executive Offices)	(Area Code)

+ (972) 9 855 1422

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 8, 2022, Citrine Global Corp., a Delaware corporation (the “Company” or “Citrine Global”), entered into a Memorandum of Understanding (the “MOU”) with MyPlant Bio Ltd., a company incorporated under the laws of the State of Israel (“MyPlant”), Cannasoul Analytics Ltd., a company incorporated under the laws of Israel (“Cannasoul”), and PurPlant Inc., a company duly incorporated under the laws of Canada (“PurPlant”) (Cannasoul and PurPlant are collectively referred to as the “Shareholders”), and Professor Dedi Meiri, an Israeli individual(“Prof Meiri”). The agreements in the MOU are to be memorialized in definitive agreements containing the terms therein as well as other terms standard for agreements of this nature (the “Definitive Agreement”).

MyPlant is an Israeli company that was incorporated in 2018 and founded by Cannasoul Analytics, a leading botanical research and development company and Prof. Dedi Meiri from the Faculty of Biology at the Technion and a member of the Technion Integrated Cancer Center. MyPlant specializes in botanical drug development and owns certain know-how and intellectual property rights that include a developed platform and cell-disease models to screen plant extracts to understand their biological effect, and has screening platforms using cell line models for certain diseases and conditions to detect effective plant materials and/or other substances for the treatment of these conditions. These are intended create a robust database mapping the biological effect of different plant materials and isolated plant molecules on different biological cell models.

Subject to the execution of the Definitive Agreement and due diligence, Citrine Global shall have the option to purchase up to 55% of MyPlant’s issued and outstanding share capital as follows. Initially, the Company will purchase from the Shareholders ordinary shares of MyPlant representing 10% of MyPlant’s issued and outstanding share capital on a fully diluted basis (the “Initial Shares”) against the payment to the Shareholders of the purchase price of US$ 444,444, to be paid to MyPlant’s Shareholders by the issuance of an aggregate of 9,259,250 shares of Citrine Global’s common stock (the “Citrine Global Stock”) to them. The closing of the purchase of the Initial Shares will be subject to certain specified conditions.

In addition, the Shareholders granted Citrine Global an option, exercisable at Citrine Global’s sole discretion through September 30, 2023, to purchase additional MyPlant shares held by the Shareholders such that following such purchase, Citrine Global will hold through the exercise of such option, an additional 35% of the issued and outstanding MyPlant share capital, on a fully diluted basis, against the payment of the purchase price to the Shareholders of US$ 1,555,556, to be paid by the issuance to MyPlant Shareholders of an aggregate of 32,407,417 shares of the Citrine Global Stock. MyPlant also granted to the Company an option exercisable at the Company’s sole discretion through September 30, 2023, to acquire from MyPlant additional MyPlant Shares representing an additional 10% of the then issued and outstanding MyPlant shares on a fully diluted basis. Both options will be subject to certain specified conditions.

The transactions are premised on a pre-money valuation of MyPlant of approximately $4.45 million. Citrine Global is authorized to request an independent third party valuation of MyPlant, with the valuator being reasonably acceptable to MyPlant. The Definitive Agreements will contain adjustment provisions if such independent third party valuation, if any, determines that the MyPlant valuation is less than $4.45 million.

The MOU contains a no shop provision through the 90th day period following execution of the MOU which period is extendable additional 60 days at Citrine Global’s sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

citrine global, CORP.

Date: December 12, 2022	By:	/s/ Ora Elharar Soffer
	Name:	Ora Elharar Soffer
	Title:	Chairperson of the Board and CEO